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                                EXHIBIT 24





The Investment Plan Committee
Thomas & Betts Corporation

We consent to incorporation by reference in the Registration Statement (No. 33-1404) on Form S-8 of Thomas & Betts Corporation of our report dated June 24, 1994, relating to the statements of financial condition of Thomas & Betts Corporation Employees' Investment Plan as of December 31, 1993 and 1992 and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 11-K of Thomas & Betts Corporation Employees' Investment Plan.


                                        KPMG PEAT MARWICK



Memphis, Tennessee
June 24, 1994